Exhibit 99.1
Diodes Incorporated Increases Second Quarter 2009 Guidance
Dallas, Texas – June 8, 2009 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today increased its guidance for the second quarter of 2009.
Due to continued improvement in demand and order rates, primarily in Asia, the Company is raising its previous guidance and now expects second quarter revenue to increase 22 to 30 percent over the first quarter revenue versus the prior guidance of 14 to 22 percent. The Company is also raising its guidance for gross margin and now expects second quarter gross margin to be approximately 24 to 28 percent versus the prior guidance of 20 to 24 percent. The revenue increase is driven primarily by demand for the Company’s products utilized in equipment such as LCD televisions and panels, set-top boxes, mobile handsets and netbooks as well as the production ramp up of previous design wins, which are leading to market share gains.
The Company continues to expect operating expenses to be in line with first quarter 2009 levels. In accordance with FSP APB 14-1, GAAP results will include approximately $2.2 million of non-cash interest expense from the amortization of debt discount related to the Company’s Convertible Senior Notes. In addition, the Company expects income tax expense to be approximately $2.0 to 2.5 million as the effective tax rate for the second quarter of 2009 is based on improved profitability from the first quarter of 2009 and will include non-cash U.S. income tax expense associated with repatriating earnings of foreign subsidiaries to the U.S. parent during the first quarter of 2009.
About Diodes Incorporated
Diodes Incorporated (Nasdaq:DIOD), a S&P SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references, along with special function devices including USB power switch, load switch, voltage supervisor and motor controllers. The Company’s corporate headquarters are located in Dallas, Texas. A sales, marketing, engineering and logistics office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester; with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse and logistics offices are located in Taipei; Hong Kong; Manchester and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: due to continued improvement in demand and order rates, primarily in Asia, the Company is raising its previous guidance and now expects second quarter revenue to increase 22 to 30 percent over the first quarter revenue versus the prior guidance of 14 to 22 percent; Company is also raising its guidance for gross margin and now expects second quarter gross margin to be approximately 24 to 28 percent versus the prior guidance of 20 to 24 percent; the revenue increase is driven primarily by demand for the Company’s products utilized in equipment such as LCD televisions and panels, set-top boxes, mobile handsets and netbooks as well as the production ramp up of previous design wins, which are leading to market share gains; the Company continues to expect operating expenses to be in line with first quarter 2009 levels; GAAP results will include approximately $2.2 million of non-cash interest expense from the amortization of debt discount related to the Company’s Convertible Senior Notes in accordance with FSP ABP 14-1; the Company expects income tax expense to be approximately $2.0 to 2.5 million as the effective tax rate for the second quarter of 2009 is based on improved profitability from the first quarter of 2009 and will include non-cash U.S. income tax expense associated with repatriating earnings of foreign subsidiaries to the U.S. parent during the first quarter of 2009. Potential risks and uncertainties include, but are not limited to, such factors as: the UBS settlement may not provide us with the liquidity intended; we may not realize or maintain the anticipated cost savings or increase loadings in our manufacturing facilities; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Contact:
Diodes Incorporated	Shelton Group
Carl Wertz	Leanne K. Sievers
VP of Finance and Investor Relations	EVP, Investor Relations
P: 805-446-4800	P: (949) 224-3874
E: carl_wertz@diodes.com	E: lsievers@sheltongroup.com